Exhibit 3.34

EXHIBIT A

Operating Agreement

VC Holdings, LLC (the “Company”) and the undersigned member (“Member”) have executed this Agreement (“Agreement”) as of the date on the signature page and agree as follows:

1. Formation; Name; Purpose, The Company has been formed pursuant to the provisions of the Michigan Limited Liability Company Act (“Act”) by the execution and filing of its articles of organization (as the same may be amended, the “Articles”) with the Michigan Department of Energy, Labor & Economic Growth (“Department”). The name and purpose of the Company will be as set forth in the Articles.

2. Offices. The principal office and any additional office of the Company will be at such place or places inside or outside the state of Michigan as the Member may designate from time to time. The initial registered office of the Company and its-resident agent are as set forth in the Articles and as may be changed in accordance with the provisions of the Act.

3. Member. The Company shall be a limited liability company with one member. The name and address of the Member of the Company are set forth on the signature page.

4. Management of Company. The Company shall be managed by its Member.

5. Appointment of Officers. The Member may, but shall not be required to, appoint a President, Secretary, Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and any other officer positions, any of whom need not be a Member. The officers shall have the authority, power and duties that are set forth in this Agreement or prescribed by the Member.

(a) Term and Removal of Officers. The same person may bold two or more offices. An officer shall hold office for the term the Member specifies upon appointment and until a successor is appointed and qualified, or until the officer’s death, resignation, removal or disability. The Member may remove an officer at any time with or without cause. An officer may resign by written notice to the Company. The resignation is effective upon its receipt by the Company or at a later date specified in the notice.

(b) President. The President, if one is appointed, shall have general charge, control and supervision over the administration and operations of the Company. The President shall ensure that all orders and resolutions of the Member are carried into effect. If a Secretary or Treasurer is not appointed by the Member, the President shall perform the duties of the Secretary or Treasurer, as applicable, as set forth in this Agreement. The President sha/1 have the authority to make or execute contracts, instruments, papers or other documents of any kind or nature in the name or on behalf of the Company or otherwise bind the Company.

(c) Vice President The Member may designate one or more Vice Presidents to perform the duties and exercise the authority of the President during the President’s absence.

Each Vice President shall perform other duties that the Member prescribes or that the President (if so authorized by the Member) assigns.

(d) Secretary. Except when the Act, the Articles, this Agreement or the Member specify the same to be done by the Member or another officer or agent, the Secretary, if one is appointed, shall cause to be recorded and maintained minutes of all relevant meetings of the Member, and the Secretary shall cause to be given all notices required by law, the Articles, this Agreement or the Member and shall perform other duties that the Member prescribes or that the President (if so authorized by the Member) assigns.

(e) Treasurer. The Treasurer, if one is appointed, shall cause to be kept in books belonging to the Company a full and accurate account of all receipts, disbursements and other financial transactions of the Company. The Treasurer shall perform other duties that the Member prescribes or that the President (if so authorized by the Member) assigns.

(f) Assistant Secretaries and Assistant Treasurers. An Assistant Secretary or an Assistant Treasurer may perform any duty or exercise any authority of the Secretary or Treasurer, respectively. An Assistant Secretary or Assistant Treasurer shall perform other duties that the Member prescribes or that the President (if so authorized by the Member) assigns.

(g) Other Officers. The Member may appoint other officers to perform duties and exercise authority that the Member prescribes or that the President (if so authorized by the Member) assigns.

6. Capital Contributions; Accounting.

(a) In exchange for the Member’s interest, the Member will contribute to the capital of the Company, the cash and/or property set forth on the attached signature page. The Member will have no obligation to make any further capital contributions to the Company. Any additional capital contributions must be so designated in writing by the Member and the Company. Any funds contributed to or advances made on behalf of the Company by the Member that are not designated as capital contributions will be loans payable by the Company to the Member on demand together with interest at the prime rate from the date of the contribution or advance until repaid in full. The Member will not be paid interest on any capital contribution. The Member will not have the right to receive a return of, the Member’s capital contribution.

(b) The operations of the Company will be treated for federal tax purposes as the operations of the Member.

(c) The fiscal year of the Company will be the fiscal year of the Member. The books and records of the Company will be maintained in accordance with good accounting practices.

(d) Real and personal property owned by the Company will be held, and conveyance made, in the Company’s name. Funds of the Company will be deposited in the name of the Company with the financial institutions and in the accounts as determined by the Member, subject to authorized signatures that the Member may determine.

7. Assignments of Interest in the Company. The Member may sell, assign, pledge, or otherwise transfer or encumber (collectively “transfer”) all, but not less than all, of the Member’s interest in the Company. The Member may transfer a portion of the Member’s interest in the Company, but only if an operating agreement is entered into that provides for voting rights, allocations of profit and loss, tinting of distributions, designation of a tax matters partner, and other matters customarily addressed in a limited liability company operating agreement. Any transfer of a portion of the Member’s interest without amending the Articles and entering into such an operating agreement will be void.

8. Withdrawal and Dissolution.

(a) The Member will have the right to withdraw from the Company upon such terms and conditions as agreed between the Member and the Company. The Member may evidence withdrawal from the Company only by filing a certificate of dissolution with the Department.

(b) The Company will be dissolved and its affairs wound up upon the Member filing a certificate of dissolution with the Department. Upon the winding up of the Company, the assets will be distributed as provided in the Act.

9. Additional Members. The Company may admit one or more additional Members upon such terms and conditions, and for such capital contributions, as may be determined by the Company and the Member. No additional members may be admitted unless an operating agreement is adopted as required in paragraph 6 above. Any admission of an additional member without such actions will be void.

10. Distributions. Distributions of cash or other assets of the Company will be made at such times and in such amounts as the Member may determine; provided, however, that a distribution will not be made if the Company would not be able to pay its debts as they become due in the usual course of business, or the Company’s total assets would be less than the sum of its total liabilities, except as permitted by the Act.

11. Limitation on Liability. The Member is not liable for the acts, debts or obligations of the Company.

12. Indemnification. The monetary liability of the Member for breach of any duty established under Section 404 of the Act is limited to the fullest extent permitted by the Act. The Company will indemnify and hold harmless the Member from and against any and all losses, expenses, claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions of the Member, including judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the Member is a party or threatened to be made a party because the person is or was a member to the fullest extent permitted by law or contract and not subject to any restriction by this Agreement.

13. Amendment. This Agreement may be amended only in writing signed by the Member and the Company specifically stating that this Agreement is amended.

SIGNATURE PAGE

OF OPERATING AGREEMENT FOR

VC HOLDINGS, LLC

Capital Contribution:	Signature of Member:

$1,000	VALASSIS COMMUNICATIONS, LLC

/s/ Todd L. Wiseley
Todd L. Wiseley, Esq.
Secretary
Address: 19975 Victor Parkway, Livonia, Michigan 48152

Signature of Company:
VC Holdings, LLC By Valassis Communications, Inc .

Its: Sole Member

Dated: August 27, 2010	By:	/s/ Todd L. Wiseley
		Its:	Todd L. Wiseley, Secretary

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